Exhibit 10.5

FORM OF

WALDEN FEDERAL SAVINGS AND LOAN ASSOCIATION

DIRECTORS’ RETIREMENT PLAN

ARTICLE I

DEFINITIONS

Administrator means the Board of Directors of the Bank, which shall have the authority to manage and control the operation of this Plan as set forth in Article III of the Plan.

Bank means Walden Federal Savings and Loan Association, Walden, New York.

Beneficiary means the individual or individuals designated by a Director to receive benefits in the event of death.

Benefit Payment means the benefit payment amount used to calculate a Director’s benefit under Section 2.1 as determined under the following schedule:

Years of Service as a Director	Benefit Payment Amount
1-9	$500 per completed Year of Service
10 but less than 20	$5,000
20 or more	$7,500

For purposes of this definition, a “Year of Service” shall mean each 12-month period of service completed by a Director, beginning with the date the Director commenced service as a member of the Board of Directors.

Cause means, with respect to a Director’s termination for Cause, removal as a result of the Director’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar infractions) or a final cease-and-desist order.

Change in Control means the occurrence of any one of the following events:

(1)	Merger: Hometown Bancorp, Inc., the holding company for the Bank (the “Company”), merges into or consolidates with another corporation, or merges another corporation into the Company, and as a result less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company immediately before the merger or consolidation.

(2)	Acquisition of Significant Share Ownership: The Company files, or is required to file, a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner(s) of 25% or more of a class of the Company’s voting securities, but this clause (2) shall not apply to beneficial ownership of Company voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities.

(3)

Change in Board Composition: During any period of two consecutive years, individuals who constitute the Company’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s Board of Directors; provided, however, that for purposes of this clause (3), each director who is first elected by the board (or first nominated by the board for election by the stockholders) by a vote of at least two-thirds ( 2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period; or

(4)	Sale of Assets: The Company sells to a third party all or substantially all of its assets.

Notwithstanding anything in this Plan to the contrary, in no event shall the conversion of the Bank to the full stock holding company form of organization constitute a “Change in Control” for purposes of this Plan.

Director means a member of the Board of Directors of the Bank serving as of the Effective Date. The Board may, in its sole discretion, designate any new member of the Board of Directors as a Director for purposes of this Plan.

Effective Date means March 9, 2007.

Normal Retirement Age shall mean age 65.

Plan means this Walden Federal Savings and Loan Association Directors’ Retirement Plan.

Vested Percentage shall mean the percentage of the benefit under Section 2.1 to which a Director is entitled at termination of service on or after Normal Retirement Age (other than upon a Change in Control). The Vested Percentage shall be determined in accordance with the following schedule:

Completed Years of Service Following the Effective Date	Vested Percentage
Less than 1	0%
1	20%
2	40%
3	60%
4	80%
5 or more	100%

For purposes of this definition, a “Year of Service” shall mean each 12-month period of service completed by a Director after the Effective Date, or, for Directors who commence service after the Effective Date, each 12-month period of service completed after designation as a Director.

ARTICLE II

BENEFITS

2.1 Director Benefits. Upon a Director’s termination of service (the “Termination Date”), other than upon removal for Cause, the Director shall be entitled to receive an annual benefit in an amount determined by applying the following formula:

Annual Director Benefit = (Benefit Payment x Director Vested Percentage)

Except as otherwise provided for herein, the annual benefit, if any, payable under this Section 2.1 shall be paid to the Director (or, if applicable, the Director’s designated Beneficiary) for ten (10) consecutive years, commencing within sixty (60) days following the Termination Date and continuing on each anniversary of the payment date thereafter. Upon the death of a Director after the commencement of annual benefit payments, any remaining installments shall be paid to the Director’s designated Beneficiary(ies). In the event the Director’s death occurs after attainment of Normal Retirement Age, but prior to commencement of annual benefit payments under the Plan, the Director’s designated Beneficiary shall be paid in a lump sum amount that is actuarially equivalent to the Director’s total annual benefit, determined as of the Director’s date of death, and payable within sixty (60) days following the date of death. Notwithstanding anything in this Plan to the contrary, in the event a Director’s termination of service (other than termination for Cause) occurs on or after the effective date of a Change in Control, the Director’s Benefit Payment shall be calculated as if the Director had attained Normal Retirement Age, completed twenty (20) Years of Service, and had a vested percentage of 100%; such benefit shall be paid in the form of a lump sum amount that is actuarially equivalent to the Director’s total annual benefit. The lump sum payment shall be made to the Director (or the Director’s designated Beneficiary) not later than ten (10) days after the effective date of the Change in Control. In determining any lump sum amount, the Administrator shall use the same interest rate used by the Bank under FAS 87 to compute its liability with respect to the Plan. Except as otherwise set forth herein, no benefit shall be payable upon termination of service prior to attainment of Normal Retirement Age.

Section 2.2 Removal for Cause. Notwithstanding anything in this Plan to the contrary, no benefit shall be payable under this Plan to a Director who is removed as a Director of the Bank or any affiliate of the Bank for Cause.

ARTICLE III

ADMINISTRATION

Section 3.1 Administration of Plan. The Administrator shall have complete responsibility for the administration of this Plan. The Administrator shall have full power and authority to adopt rules and regulations for the administration of this Plan; provided, however, that such rules and regulations are not inconsistent with the provisions of this Plan.

Section 3.2 Delegation of Responsibility. The Administrator may delegate duties involved in the administration of this Plan to such person or persons whose services are deemed by it to be necessary or convenient.

Section 3.3 Payment of Benefits. The amounts payable as benefits under this Plan shall be paid solely from the general assets of the Bank. No Director shall have any interest in any specific assets of the Bank under the terms of this Plan. This Plan shall not be considered to create an escrow account, trust fund or other funding arrangement of any kind or a fiduciary relationship between any Director and the Bank. The Bank’s obligations under this Plan are purely contractual and shall not be funded or secured in any way.

Section 3.4 Construction of Plan. The Bank shall have the power to construe the Plan and to determine all questions of fact or law arising under the Plan. It may correct any defect, supply any omission or reconcile any inconsistency in the Plan in such manner and to such extent as it may deem appropriate.

Section 3.5 Designation of Beneficiaries. Each Director shall designate a Beneficiary and a contingent Beneficiary to whom death benefits due under the Plan at the date of his death shall be paid. If any Director fails to designate a Beneficiary or if the designated Beneficiary predeceases any director, death benefits due under the Plan at that Director’s death shall be paid to his contingent Beneficiary or, if none, to the deceased Director’s surviving spouse, if any, and, if none, to the deceased Director’s estate.

ARTICLE IV

AMENDMENT OR TERMINATION OF PLAN

Section 4.1 Termination. The Bank may terminate this Plan at any time. The Bank shall treat all Directors as if they had ceased being a Director on the effective date of the termination of this Plan and shall pay to each such Director annual amounts determined in accordance with Article 2 and based on their Benefit Payments and Vested Percentages in effect on the Plan termination date.

Section 4.2 Amendment. The Bank may amend the provisions of this Plan at any time; provided, however, that no amendment shall adversely affect the rights of Directors or their Beneficiaries with respect to the amounts payable had this Plan terminated immediately prior to the amendment.

ARTICLE V

MISCELLANEOUS

Section 5.1 Successors. This Plan shall be binding upon the successors of the Bank.

Section 5.2 Duration of Plan. Subject to Section 4.1, this Plan shall terminate on the date on which each Director’s benefits have been distributed in full pursuant to the terms of this Plan.

Section 5.3 Governing Law. This Plan shall be construed and interpreted pursuant to, and in accordance with, the laws of the State of New York, except to the extent that federal law applies.

Section 5.4 Non-Alienation. No Director or his Beneficiary shall have any right to anticipate, pledge, alienate or assign any of his rights under this Plan, and any effort to do so shall be null and void. The benefits payable under this Plan shall be exempt from the claims of creditors or other claimants and from all orders, decrees, levies and executions and any other legal process to the fullest extent that may be permitted by law.

Section 5.5 Gender and Number. Words in one (1) gender shall be construed to include the other genders where appropriate; words in the singular or plural shall be construed as being in the plural or singular where appropriate.

Section 5.6 Headings. The headings in this Plan are solely for convenience of reference and shall not affect its interpretation.

Section 5.7 Disclaimer. The Bank makes no representations or assurances and assumes no responsibility as to the performance by any parties, solvency, compliance with state and federal securities regulation or state and federal tax consequences of this Plan or participation therein. It shall be the responsibility of the respective Directors to determine such issues or any other pertinent issues to their own satisfaction.

Section 5.8 Section 409A Compliance. This Plan shall be interpreted in accordance with, and shall comply in form and operation with, Section 409A of the Code. Notwithstanding any provision of the Plan to the contrary, the Board of Directors of the Bank may adopt such amendments to the Plan or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Board of Directors of the Bank determines are necessary or appropriate to (a) exempt the benefits under the Plan from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided for under the Plan, or (b) comply with the requirements of Section 409A (including, without limitation, any related Department of Treasury guidance).